Exhibit 3.28

EXECUTION COPY

METALDYNE BSM, LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT
Dated as of September 17, 2009

THE UNITS AND OTHER INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

LIMITED LIABILITY COMPANY AGREEMENT OF
METALDYNE BSM, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of September 17, 2009 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and between the Company and the members listed on Schedule I attached hereto. Certain terms used herein are defined in Section 1.1 below.

ARTICLE I
DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Assignee” means a person or entity to whom a Common Unit has been transferred in a Transfer described in Section 4.4 below, unless and until such person or entity becomes a Member with respect to such Common Unit.

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and including any successor statute to the Act.

“Board” means the Board of Managers of the Company, composed of the individuals designated pursuant to Section 4.1.

“Capital Contribution” means a contribution made by a Member to the capital of the Company, whether in cash, in other property or otherwise, as shown opposite such Member’s name on Schedule I. The amount of any Capital Contribution shall be the amount of cash and the fair market value of any other property so contributed (as determined by the Board in its reasonable good faith judgment), in each case net of any liabilities assumed by the Company from such Member in connection with such contribution and net of any liabilities to which assets contributed by such Member in respect thereof are subject.

“Certificate” means a certificate issued by the Company evidencing the ownership of one or more Common Units.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.

“Common Unit” means a Common Unit of the Company.

“Company” means Metaldyne BSM, LLC, a Delaware limited liability company.

“Covered Person” means the Board, any Holder, each person or entity controlling the Board or any Holder (a “Controlling Person”), and any director, officer or principal of a Controlling Person.

“Economic Interest” means a Holder’s share of the Company’s Profits, Losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Member(s), or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

“Holder” means any Person who holds any Common Unit, whether as a Member or as an unadmitted assignee of a Member or another unadmitted assignee.

“Independent Third Party” means any Person who, immediately prior to a contemplated transaction, does not own in excess of 5% of the Company’s Common Units on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Majority in Interest” means the Member(s) holding a majority of the Common Units.

“Member” means any of the parties identified on Schedule I as a member or admitted as a member after the date of this Agreement in accordance with the terms hereof, in each case for so long as such person or entity continues to be a member hereunder.

“Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) equity securities of the Company possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the Company’s equity securities) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of a Common Unit (including, without limitation., by operation of law) or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

ARTICLE II

GENERAL PROVISIONS; CAPITAL CONTRIBUTIONS; DEFINITIONS.

2.1          Formation. On September 17, 2009, the Company, under the name “Metaldyne BSM, LLC”, was organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act. The rights and liabilities of the Member(s) shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent not prohibited by the Act, shall control over the Act. This Agreement shall constitute the “limited liability agreement” for purposes of the Act.

2.2          Name. The name of the Company is “Metaldyne BSM, LLC”, and all business of the Company shall be conducted under that name or such other names that comply with applicable law as the Board may select from time to time.

2.3          Registered Office; Registered Agent Principal Office: Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain its records there. The Company may have such other offices as the Board may designate from time to time.

2.4          Purposes. The purpose of the Company and the nature of its business shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any • purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.5          Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall terminate on the date determined pursuant to Article V of this Agreement.

2.6          No State-Law Partnership. The Member(s) intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venture with any other Member with respect to the Company, and this Agreement shall not be construed to the contrary. Provided, however, that if the Company ever has more than one Member the Company may be treated as a partnership for federal, state and/or local income tax purposes and appropriate amendments shall be made to this Agreement. Until such time, the Member intends that the Company shall be disregarded as an entity separate from such Member for federal and, if applicable, state and local income tax purposes, and the Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment

2.7          Capital Contributions.

(a)        Persons admitted as Members of the Company shall make such contributions of cash (or promissory obligations), property or services to the Company as shall be determined by the Board and the Member making the contribution in their sole discretion at the time of each such admission and from time to time thereafter.

(b)        No Holder shall have any responsibility to contribute to or in respect of liabilities or obligations of the Company, whether arising in tort, contract or otherwise, or return distributions made by the Company except as required by the Act or other applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Holders for liabilities of the Company.

(c)        No interest shall be paid by the Company on capital contributions.

(d)        A Holder shall not be entitled to receive any distributions from the Company except as provided in Articles III and V; nor shall a Holder be entitled to make any capital contribution to the Company other than as expressly provided herein.

ARTICLE III

DISTRIBUTIONS AND ALLOCATIONS

3.1          Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Board may determine. Distributions shall be made to Holders pro rata based on the number of Common Units held by each Holder. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Holder on account of his, her or its Common Units in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

3.2          Allocations. Except as may be required by the Code, each item of income, gain, loss, deduction or expense to the Company shall be allocated among the Holder(s) in proportion to the number of Common Units held by each Holder.

ARTICLE IV

MANAGEMENT AND MEMBER RIGHTS

4.1          Management Authority.

(a)           Except for cases in which the approval of the Member(s) is required by this Agreement or the Act, powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by and under the direction of, the Board, and the Board shall make all decisions and take all actions for the Company which are necessary or appropriate to carry out the Company’s business and purposes. The Board shall be the “manager” of the Company for the purposes of the Act.

(b)           The Board shall be initially comprised of four (4) persons and shall thereafter be comprised of such size to be determined from time to time by the Majority in Interest (each, a “Manager”). The Managers shall be elected by the Majority in Interest. Each Manager shall hold office until a successor is duly elected and qualified or until his death, resignation or removal as provided herein. As of the date hereof, the following individuals shall be the initial members of the Board: Eric Hyun-Sup Byun, Shary Moalemzadeh, Michael D. Stewart and Raymond A. Whiteman.

(c)           The removal from the Board (with or without cause) of any Manager elected hereunder shall be effected by a vote of the Majority in Interest.

(d)           Any Manager may resign by delivering written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt of such resignation by the Board or at such later date designated therein.

(e)           A vacancy in any Manager position shall be filled by a vote of the Majority in Interest.

(f)            The Board may designate any place as the place of meeting for any meeting of the Board. Written (including by facsimile) or telephonic notice to each Manager must be given by the Person calling such meeting at least two business days prior to the scheduled date of the meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. If all of the Managers meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action which may be taken at a meeting of the Board may be taken at such meeting.

(g)           At any meeting of the Board, a majority of the elected Managers must be present to constitute a quorum for the transaction of any business which may be taken at such a meeting. In the absence of a quorum, any Manager present at such meeting in person, by proxy or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted. Each Manager shall be entitled to one vote upon any matter submitted to a vote at a meeting of the Board. Unless otherwise required by the Act or this Agreement, the affirmative vote of a majority of the elected Managers shall be the act of the Board, and no single Manager, in his or her capacity as such, may make any decisions or take any actions on behalf of the Company without the affirmative vote of a majority of the elected Managers.

(h)           Any action required to be, or which may be, taken by the Board may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by a majority of the Managers. Such consent shall have the same force and effect as a vote of a majority of the elected Managers at a meeting of the Board, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board. Managers may participate in any meeting of the Board through telephonic or similar communications equipment by means of which all Managers participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

(i)            The Board may appoint such officers, to such terms and to perform such functions as the Board shall determine in its sole discretion, The Board may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Board may from time to time deem appropriate in its sole discretion.

(j)            When the taking of such action has been authorized by the Board, any officer of the Company or any other person specifically authorized by the Board may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate of Formation, certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, at any time when there are no Member(s) or as otherwise provided in the Act, a certificate of cancellation canceling the Certificate of Formation.

4.2            Exculpation. No Covered Person shall be liable to any person or entity for any loss, liability or expense suffered by the Company unless such action or omission is not indemnifiable pursuant to Section 4.3 below. Any Covered Person may consult with counsel and accountants in respect of Company affairs, and provided such person or entity acts in good faith reliance upon the advice or opinion of such counsel or accountants, such person or entity shall not be liable for any loss suffered by the Company in reliance thereon.

4.3            Indemnification.

(a)           Generally. Except as limited by law and subject to the provisions of this Section 4.3, each Covered Person shall be entitled to be indemnified and held harmless on an as incurred basis by the Company to the fullest extent permitted under the Act (including indemnification for negligence) against all losses, liabilities and expenses, including attorneys’ fees and “expenses, arising from claims, actions and proceedings in which such Covered Person may be involved, as a party or otherwise, by reason of his being or having been a Covered Person. The rights of indemnification provided in this Section 4.3 will be in addition to any rights to which such Covered Person may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. In particular, and without limitation of the foregoing, such Covered Person shall be entitled to indemnification by the Company against expenses as and when incurred (including attorneys’ fees and expenses) by such Covered Person upon the delivery by such Covered Person to the Company of a written undertaking (reasonably acceptable to the Board) to repay such amounts if it is ultimately determined that such Covered Person was not entitled to indemnification hereunder. The right to indemnification conferred in this Section 4.3 shall be a contract right and, subject to Section 4.3(c) hereof, shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 4.3 with respect to the indemnification and advancement of expenses of the Covered Person.

(b)           Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 4.3 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Company’s certificate of formation, agreement, vote of unitholders or disinterested directors or otherwise.

(c)           Expenses. Expenses incurred by any Covered Person described in Section 4.3(a) in defending a proceeding shall be paid by the Company in advance of such proceeding’s final disposition (provided that, if such Covered Person is or was an executive of the Company or its subsidiaries, such advancement will be made unless otherwise determined by Board in the specific case) upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

4.4            Transfer of Company Interest

(a)      No Holder shall Transfer all or any portion of his, her or its Common Units in the Company without the prior written consent of the Board, which consent may be given or withheld in its sole discretion. Other than as collateral security for loans provided to the Board or an Affiliate thereof, no Holder shall pledge or otherwise encumber all or any portion of his, her or its Common Units without the prior written consent of the Board, which consent may be given or withheld in its sole and absolute discretion.

(b)      Notwithstanding any other provision of this Agreement and to the fullest extent permitted by law, any Transfer by the Holders in contravention of any of the provisions of this Section 4.4 shall be void and ineffective, and shall not bind, or be recognized by, the Company.

(c)       If and to the extent any Transfer of any Common Units is permitted hereunder, this Agreement (including the exhibits hereto) shall be amended by the Board to reflect the Transfer of the Common Units to the transferee, to admit the transferee as a Member and to reflect the withdrawal of the transferring Holder (or the reduction of such transferring Holder’s Common Units). The effectiveness of the Transfer of any Common Units permitted pursuant to this Section 4.4 shall be deemed effective immediately prior to the Transfer of such Common Units to such Holder or, if later, on the first date that the Board receives evidence of such Transfer, including the terms thereof. The admission of any substitute Member pursuant to this Section 4.4 shall be deemed to occur immediately prior to the effectiveness of such Transfer. If the transferring Holder has transferred all or any of its Common Units pursuant to this Section 4.4, then, immediately following the effectiveness of such Transfer, the transferring Holder shall cease to be a Holder with respect to such Common Units.

(d)      A Transfer by a Member or other Person shall not itself dissolve the Company or entitle the Assignee to become a Member or exercise any rights of a Member. An Assignee that is not admitted as a Member pursuant to this Section 4.4 shall be entitled only to the Economic Interest with respect to the Common Units held thereby and shall have no other rights with respect to the Common Units Transferred, including, without limitation, to any information or accounting of the affairs of the Company, to inspect the books or records of the Company or to any other information to which a Member would be entitled under Section 18305 of the Act (subject to the terms of this Agreement). If an Assignee becomes a Member in accordance with this Section 4.4, the voting and other rights associated with the Common Units held by the Assignee shall be restored and be held by the Assignee as a Member, along with all other rights attendant to the Common Units Transferred.

(e)       If the Majority in Interest elects to consummate a transaction constituting a Sale of the Company, the Majority in Interest shall notify the Company and the other Holders in writing of that election and the other Holders will consent to and raise no objections to the proposed transaction, and the Holders and the Company will take all other actions reasonably necessary or desirable to cause consummation of such Sale of the Company on the terms proposed by the Majority in Interest. Without limiting the foregoing, the Holders will agree to sell their pro-rata share of the Common Units being sold in such Sale of the Company on the terms and conditions approved by the Majority in Interest (provided that all of the holders of Common Units shall receive the same form and amount of consideration per Common Unit).

4.5            Member Rights; Meetings.

(a)      No Member, unless such Member is also a member of the Board, shall have any right, power or duty, including the right to approve or vote on any matter, except as expressly required by the Act or other applicable law or as expressly provided for hereunder.

(b)      Unless a greater vote is required by the Act or as expressly provided for hereunder, the affirmative vote of a Majority in Interest entitled to vote shall be required to approve any proposed action subject to Member voting under the Act or other applicable law or as expressly provided for hereunder.

(c)       Meetings of the Member(s) for the transaction of such business as may properly come before such Member(s) shall be held at such place, on such date and at such time as the Board shall determine; provided, however, that the Majority in Interest may establish a meeting (or vote through appropriate written consent pursuant to Section 4.5(d) below) at any time for a vote to remove the Board. Special meetings of Member(s) for any proper purpose or purposes may be called at any time by the Board or the Member(s) holding a Majority in Interest. The Company shall deliver oral or written notice (written notice may be delivered by mail) stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. Such notice shall be given not less than two (2) and no more than sixty (60) days before the date of the meeting.

(d)      Any action required or permitted to be taken at an annual or special meeting of the Member(s) may be taken without a meeting, without prior notice, and without a vote, provided that written consents, setting forth all proposed actions to be taken at such meeting, are signed by the Member(s) holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Member(s) entitled to vote on such action were present and voted. Every written consent shall bear the date and signature of each Member who signs such consent.

4.6            Additional Members. The Board shall have the sole right to admit additional Members upon such terms and conditions and at such time or times as the Board shall in its sole discretion determine. In connection with any such admission, the Board shall amend Schedule I to reflect the name, address and number of Common Units allocated to the additional Member.

4.7            Business Opportunities. Each of the Company and each Member acknowledges and agrees that: (a) Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P., Sola Ltd, Ultra Master Ltd, their respective affiliates and their respective shareholders, directors, officers, controlling persons, partners, members, and employees (collectively, the “Investor Group” (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its subsidiaries or areas in which the Company or any of its subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its subsidiaries, (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its subsidiaries and (iii) will not be prohibited by virtue of such Investor Group member’s investment in the Company or its subsidiaries, or such Investor Group member’s service on the Board or any subsidiary’s board of directors or board of managers,. as applicable, from pursuing and engaging in any such activities; (b) neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons; and (d) each member of the Investor Group may enter into contracts and other arrangements with the Company and its affiliates from time to time on terms approved by the Board and its affiliates. Each of the Company and the Member(s) hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 4.7. Without limiting the foregoing, each Member hereby acknowledges that he, she or it is familiar with the existence of, and hereby approves of, any agreement between Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P., Sola Ltd, Ultra Master Ltd or their respective affiliates and the Company or any of its subsidiaries which provides management and transaction fees to Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P., Sola Ltd, Ultra Master Ltd or any of their respective affiliates.

ARTICLE V

DURATION

5.1            Duration. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)         The determination of a Majority in Interest to dissolve the Company;

(b)         The termination of the legal existence of the last remaining Member of the Company or the occurrence of an Event of Withdrawal with respect to the last remaining Member of the Company; or

(c)          The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Except as otherwise set forth in this Article V, the Member(s) intend for the Company to have perpetual existence.

5.2            Continuation of the Company. The death, retirement, resignation, expulsion, withdrawal, bankruptcy or dissolution of any Member shall not cause a dissolution of the Company and thereafter the Company shall continue its existence.

5.3            Winding Up.

Upon dissolution of the Company, the Company shall be liquidated in an orderly manner. The Board shall be the liquidating trustee pursuant to this Agreement and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidating trustee are as follows:

(a)         First, the liquidating trustee shall satisfy all of the Company’s debts and liabilities to creditors other than Holders (whether by payment or the reasonable provision for payment thereof);

(b)         Second, the liquidating trustee shall satisfy all of the Company’s debts and liabilities to Holders (whether by payment or the reasonable provision for payment thereof); and

(c)          Third, all remaining assets shall be distributed to the Holders in accordance with Section 3.1 above.

5.4            Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Holders in the manner provided for in this Article V, and the Certificate of Formation shall have been cancelled in the manner required by the Act.

ARTICLE VI

VALUATION

6.1            Valuation. For purposes of this Agreement, the value of any property contributed by or distributed to any Holder shall be valued as determined in good faith by the Board.

ARTICLE VII

CERTIFICATION OF LIMITED LIABILITY COMPANY INTERESTS

7.1            Limited Liability Company Interests. All Common Units issued hereunder shall be certificated.

7.2            Certificates.

(a)             Upon the issuance of Common Units to any Member in accordance with the provisions of this Agreement, the Company shall issue one or more Certificates in the name of such Member. Each such Certificate shall be denominated in terms of the number of Common Units evidenced by such Certificate and shall be signed by the Board on behalf of the Company.

(b)             The Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the Common Units represented by such Certificate, as reflected on the books and records of the Company:

(i)        makes proof by affidavit, in form and substance satisfactory to the Board, that such previously issued Certificate has been lost, stolen or destroyed;

(ii)       requests the issuance of a new Certificate before the Board has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)      if requested by the Board, delivers to the Company a bond, in form substance satisfactory to the Board, with such surety or sureties as the Board may direct, to indemnify the Company and the Board against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(iv)     satisfies any other reasonable requirements imposed by the Board.

(c)             Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Common Units represented by a Certificate, the transferee of such Common Units shall deliver such Certificate to the Board for cancellation, and the Board shall thereupon issue a new Certificate to such transferee for the number of Common Units being transferred and, if applicable, cause to be issued to such Member a new Certificate for that number of Common Units that were represented by the canceled Certificate and that are not being Transferred.

ARTICLE VIII

BOOKS OF ACCOUNT

8.1            Books. The Board will maintain on behalf of the Company complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books will be open to inspection by any Member (or his authorized representative) at any time during ordinary business hours and shall be maintained in accordance with the Act.

8.2            Fiscal Year. The fiscal year of the Company shall end on December 31 of each year or such other date as may be required by the Code or determined by the Board.

ARTICLE IX

MISCELLANEOUS

9.1            Amendments. This Agreement may be amended or modified and any provision hereof may be waived only by the Majority in Interest; provided, however, that any amendment or modification reducing disproportionately a Holder’s Common Units or other interest in the profits or losses or in distributions or increasing such person’s or entity’s capital contribution shall be effective only with that person’s or entity’s consent.

9.2            Successors. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the Holders and their respective legal representatives, heirs, successors and assigns.

9.3            Tax Matters. As of the date of this Agreement, the Company is wholly owned by the Member listed on Schedule I and, for purposes of the Code, is disregarded as an entity separate from such Member. If the Company ever has more than one Member, this Agreement shall be amended, as necessary, to comply with the Code, including, if relevant, Section 704.

9.4            Governing Law, Severability. The Agreement will be construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), and, to the maximum extent possible, in such manner as to comply with an the terms and conditions of the Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.5            Notices. All notices, demands and other communications to be given and delivered under or by reason of provisions under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by telecopy or sent by reputable overnight courier service (charges prepaid) to the addresses or telecopy numbers set forth in Schedule I hereto or to such other addresses or telecopy numbers as have been supplied in writing to the Company.

9.6            Complete Agreement: Headings. Counterparts. This Agreement terminates and supersedes all other agreements concerning the subject matter hereof previously entered into among any of the parties. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts together will constitute one Agreement.

9.7            Opt-in to Article 8 of the Uniform Commercial Code. The Holders hereby agree that the Common Units shall be securities governed by Article 8 of the Uniform

Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

9.8            Partition. Each Holder waives, until dissolution of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property

* * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be signed as of the date first above written.

METALDYNE SINTERFORGED PRODUCTS, LLC

By:	/s/ Shary Moalemzadeh
Name:	Shary Moalemzadeh
Its:	Vice President and Secretary

[Signature Page to Metaldyne BSM, LLC Limited Liability Company Agreement]

SCHEDULE I

MEMBER(S)	COMMON UNITS	CAPITAL CONTRIBUTION
Metaldyne SinterForged Products, LLC c/o The Carlyle Group 520 Madison Avenue, 39th Floor New York, New York 10022	1,000	$10.00